Exhibit 99.2

9 January 2014

Companies Announcements Office

Australian Securities Exchange

ASX in-principle advice regarding delisting proposal

Twenty-First Century Fox, Inc. (NASDAQ:FOX, FOXA; ASX:FOX. FOXLV) (the “Company”) refers to its release earlier today announcing that its Board of Directors has authorized the Company to initiate the process to pursue the removal of its full foreign listing on the Australian Securities Exchange (“ASX”).

As announced, the ASX has provided in-principle advice to the Company regarding the proposal to remove the Company’s full foreign listing. That advice is as follows.

“1.	Subject to resolution 2 and based solely on the information provided, on receipt of an application for the removal of Twenty-First Century Fox (the “Company”) from the official list of ASX Limited (“ASX”) pursuant to listing rule 17.11, ASX would be likely to remove the Company from the official list, on a date to be decided by ASX, subject to compliance with the following conditions.

1.1.	The Company sends written or electronic communication to all CHESS Depository Interest (“CDI”) holders, in form and substance satisfactory to ASX, setting out:

1.1.1.	the nominated time and date at which the entity will be removed from the ASX official list and that:

1.1.1.1.	if they wish to sell their CDIs on ASX, they will need to do so before then; or

1.1.1.2.	sell their underlying securities using the voluntary share sale facility; and

1.1.1.3.	if they don’t, thereafter they will only be able to sell the underlying securities on-market on NASDAQ;

1.1.2.	generally what they will need to do if they wish to sell their securities on NASDAQ; and

1.1.3.	the steps CDI holders must take to convert their CDIs to the underlying securities before they are able to sell them on NASDAQ; and

1.1.4.	the steps that will be taken by the CHESS Depositary Nominee if they do not convert their CDIs to the underlying securities by a nominated date.

1.2.	The removal shall not take place any earlier than one month after the date the information in resolution 1.1 has been sent to CDI holders.

1.3.	The Company releases the full terms of this decision to the market upon formal application to delist the Company from the official list of ASX.

2.	Resolution 1 applies only until 18 March 2014 and is subject to any amendments to the listing rules or changes in the interpretation or administration of the listing rules and policies of ASX.

3.	ASX has considered listing rule 17.11 only and makes no statement as to the Company’s compliance with other listing rules.”

There can be no assurance that the removal of the Company’s listing from the ASX will occur. Further details regarding the Company’s proposal to delist from the ASX can be found in the Company’s earlier announcement of today and in the preliminary proxy statement filed with the U.S. Securities and Exchange Commission (a copy of which will be released to the ASX).

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of 21st Century Fox in connection with the proposal to approve the Company making a request for removal of its full foreign listing from the ASX. Information about the executive officers and directors of 21st Century Fox and their ownership of 21st Century Fox common stock is set forth in the Schedule 14A and preliminary proxy statement for 21st Century Fox’s special meeting, which will be filed with the Securities and Exchange Commission on January 9, 2014.